Exhibit 10.3

AMENDMENT
TO
PURCHASE AND SALE AGREEMENT
AND
JOINT ESCROW INSTRUCTIONS

THIS AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (this “Amendment”) is dated as of June 26, 2012 (the “Amendment Date”), by and between M2 Marketplace, Inc., a Delaware corporation (“Seller”), and Nautilus Group, Inc., a California corporation (“Buyer”).

RECITALS

A.                                   Seller and Buyer are parties to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of February 10, 2012, for the purchase and sale of certain improved real property located in Santa Monica, California (the “Original Purchase Agreement”).

B.                                     Buyer and Seller desire to amend the Original Purchase Agreement to allow Buyer to conduct certain additional testing and to address certain other matters, on the terms and conditions set forth in this Amendment.  All capitalized terms used, but not defined herein, shall have the meanings set forth in the Original Purchase Agreement. The Original Purchase Agreement, together with all previous amendments thereto, and as amended by this Amendment, is referred to herein as the “Agreement.”

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Buyer and Seller agree to amend the terms of the Original Purchase Agreement as follows:

AGREEMENTS

1.                                       Amendments.

1.1                                 Section 2.3  Leaseback Arrangement.  The Leaseback arrangement provided for in Section 2.3 of the Original Purchase Agreement and the Lease (defined in Section 11 of, and attached as Exhibit D to, the Agreement) related to the Leaseback arrangement are hereby deleted in their entirety. Any and all references to the “Leaseback,” the “Lease,”  the “Leaseback Term,” or any other similar language or provisions referring to the lease-back of the Property after the Closing, are hereby deleted in each and every reference to, or instance in, the Agreement and any and all documents related thereto.  Specifically, without limitation, the following Sections, or references to the Lease in such Sections, are hereby deleted:  Section 2.3, Section 11.1(c), Section 11.2(ii), Section 11.7(b)(i) and (ii), and 11.7(c)(ii).

1.2                                 Section 4.2(b).  Section 4.2(b) of the Agreement is hereby deleted and replaced in its entirety as follows:

“4.2(b)            Within three (3) business days of the execution of the Amendment, Buyer will deposit with Escrow Holder the additional sum of One Million Eight Hundred Seventy-Five and No/100 Dollars ($1,875,000.00) (“Additional Deposit”) which will be added to the First Deposit ($750,000.00) currently on deposit with Escrow Holder.  Hereinafter, the First Deposit and Additional Deposit shall be and constitute the “Deposit.” The Deposit shall become non-refundable on the terms and conditions set forth in the Agreement.  Any and all references to the Second Deposit in the Original Purchase Agreement are hereby deleted in each and every instance. The Deposit shall not be refundable to Buyer after the Contingency Date to the extent provided in Section 14 below.”

1.3                                 Section 5.2.  Section 5.2 of the Agreement is hereby deleted and replaced in its entirety as follows:

“5.2                           As used herein (i) the term “Opening of Escrow” means February 13, 2012; (ii) the term “Close of Escrow” or “Closing” means the recording of the Deed (as defined below) in the Official Records of Los Angeles County, California; (iii) the term “Closing Date” means the date of the Close of Escrow; (iv) the term “Contingency Date” means the date which is forty-five (45) days following the Amendment Date, and (v) the term “Date of Agreement” means February 10, 2012.  The Close of Escrow or Closing shall occur on the date set forth in Seller’s Closing Notice (as hereinafter defined).  Seller shall have the right, upon at least thirty (30) days written notice to Buyer (“Seller’s Closing Notice”), to require Buyer to close on the transaction as contemplated under the Agreement at any time following the Contingency Date; provided, however, that the Close of Escrow or Closing Date shall not extend beyond the date which is twelve (12) full months beyond the Amendment Date.  Upon Seller’s Closing Notice, Buyer shall, and is obligated to, close the transaction contemplated under this Agreement.  Seller shall vacate the Property within thirty (30) days after the Closing Date.”

1.4                                 Section 6.5.  Section 6.5 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“6.5                           Warranties Survive Closing. The representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Close of Escrow.  The representations and warranties of Seller set forth in this Agreement or any documents executed in connection herewith shall survive for a period of one (1) year following the Close of Escrow (the “Survival Period”), but any action, suit or proceeding brought by Buyer against Seller under this Agreement or under any such documents shall be commenced and served, if at all, on or before the end of the Survival Period and, if not commenced and served on or before such date, thereafter shall be void and of no force and effect.”

1.5                                 Schedule 6.2(m).  Schedule 6.2(m) (Environmental Reports) of the Agreement is hereby amended by adding the following report to the list of Environmental Reports:  Phase I Environmental Site Assessment prepared by Geocon Consultants, Inc., dated June 15, 2012, and shall further hereby be deemed automatically amended without any further action by any party to include the results of the Work as set forth in the report of Geocon Consultants, Inc. contemplated by the Workplan once the results become available to Buyer and Seller.

1.6                                 Section 8.1(a).  Section 8.1(a) of the Agreement is hereby amended by adding the following language at end of such Section:  “Notwithstanding anything to the contrary in this Section 8.1(a), Seller and Buyer agree that Buyer shall not conduct any further or additional soil, geological, or environmental testing or investigation other than as expressly permitted in Section 1.9 of the Amendment, and only in accordance with the terms, conditions and parameters set forth in the Workplan (as defined in Section 1.8 of the Amendment below) and this Amendment.

1.7                                 Section 8.2.  Section 8.2 of the Agreement is hereby amended by adding the following language to the end of such Section:  “Notwithstanding anything herein to the contrary, Buyer’s disapproval of any contingency or condition precedent related to Hazardous Materials or the environmental condition of the Property shall be governed by, subject to and on the terms and conditions set forth in Section 1.9 of the Amendment.”

1.8                                 Section 13.  Section 13 of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“13.1                     In the event of the occurrence of any of the following after the Date of Agreement but prior to the Close of Escrow:  (i) the commencement of any eminent domain or condemnation proceedings with respect to any portion of the Property, or (ii) any casualty which shall cost in excess of Three Hundred Thousand Dollars ($300,000) to repair, Buyer shall have the right to terminate this Agreement until the earlier of fifteen (15) days after the date Buyer receives written notice of such damage, taking or condemnation, or the Closing Date.  If Buyer elects to terminate this Agreement, both parties shall be relieved of any further obligations hereunder.

13.2                           In the event of the occurrence of any casualty to the Property after the Date of Agreement but prior to the Close of Escrow which shall cost Three Hundred Thousand Dollars ($300,000) or less to repair, the obligations of the parties hereunder shall be unaffected and the parties shall proceed to Closing.  In such case, Seller shall, at its option:  (i) deliver to Buyer, at the Close of Escrow, the proceeds, if any, of all insurance coverage applicable to such damage previously received by Seller (or an assignment of all insurance proceeds applicable thereto); and (ii) Buyer shall receive a credit against the Purchase Price in an amount equal to the reasonable cost, as mutually agreed by the parties, to repair the damage or destruction which is not covered by insurance, or (ii) repair the casualty.   If Seller elects option (i) above, Buyer shall repair the casualty.”

1.9                                 Environmental-related Conditions Precedent to Obligations of Buyer.  Any environmental contingency or condition precedent in the Agreement in favor of Buyer shall be deemed satisfied if all of the conditions set forth in this Section 1.9 are fulfilled on or before the Contingency Date (the “Condition Date”), or if the Buyer waives any such conditions in its sole discretion.  In the event any of the conditions set forth in this Section 1.9 are not fulfilled or waived on or before 6:00 p.m. (local time at the Property) on the Condition Date, either Seller or Buyer may, by written notice to the other party on or before the Condition Date, terminate the Agreement, whereupon the Deposit shall be returned to Buyer, and all other rights and obligations of each party under the Agreement shall be at an end except those that expressly survive any termination.  If Buyer fails to provide such written notice to Seller on or before the Condition Date, Buyer shall be deemed to have waived such condition.

(a)                    Phase II Sampling.  Buyer may cause to be performed the soil gas testing and shallow soil sampling described in the Workplan prepared by Geocon (“Buyer’s Consultant”), dated June 15, 2012, a copy of which is attached hereto as Exhibit A-1 (the “Base Workplan”), together with the screening levels and tables attached hereto as Exhibit A-2 (the “Screening Levels”; hereinafter, the Base Workplan and Screening Levels shall be collectively referred to as the “Workplan”) (such testing and related activities explicitly stated in the Workplan, the “Work”).  Seller hereby approves the testing locations and scope of work set forth in the Workplan within the timeframes as described therein, and consents to Buyer’s Consultant performing the Work on the Real Property, subject to the terms and conditions set forth below in this subparagraph 1.9(a).  Seller shall have the right to have an environmental consultant of Seller’s choice present during all testing and sampling events as well as during any on-site mobile lab analysis of samples.  Seller shall have the right to take any duplicate samples as Seller deems necessary.  Buyer shall cause the Work to be commenced and completed promptly following the Amendment Date, within the timeframes set forth in the Workplan, or at a time or times reasonably agreed upon by Seller and Buyer, and shall not permit any testing or any other activity (including the analysis of any chemical, constituent, compound, contaminant or any derivative thereof) not explicitly stated in the Workplan on the Real Property other than the Work to be completed by Buyer or Buyer’s Consultant.  If the results of the Work completed by Buyer’s Consultant identify all constituent levels at or below the “Screening Levels” set forth in the Workplan (the “Thresholds”), or the results are non-detect, then the condition precedent set forth in this subparagraph 1.9(a) shall be deemed fulfilled.  If the results of the Work completed by Buyer’s Consultant identify one or more constituent levels above the Thresholds, then

Buyer’s Consultant and an environmental consultant selected by Seller (“Seller’s Consultant”) shall each promptly collect and analyze soil gas and/or soil samples solely from the sampling location(s) at which constituent level(s) were above the Thresholds and shall analyze and have reported by the laboratory only the constituents which were originally identified by Buyer’s Consultant as being above the Thresholds (the “Second Tests”).  The Second Tests shall be performed in a substantially similar manner as the sampling plan described in the Workplan including, for example, using the same collection and laboratory analysis methods.  Each party shall pay all of the costs and expenses incurred by its consultant.  If the results of each of the Second Tests identify the retested constituents at or below the Thresholds, or the results are non-detect, then the condition precedent set forth in this subparagraph 1.9(a) shall be deemed fulfilled.  If the results of either or both of the Second Tests identifies one or more of the retested constituents above the Thresholds, then the condition precedent set forth in this subparagraph 1.9(a) shall be deemed unfulfilled, the Agreement shall terminate and the Deposit shall be returned to Buyer (and neither party shall have any further obligations under the Agreement except to the extent such obligations expressly survive termination under the Agreement), unless Buyer elects to waive the condition precedent set forth in this subparagraph 1.9(a) within two (2) business days following Buyer’s receipt of the results of the Second Tests, or Buyer proposes (and Seller agrees to allow, in its sole discretion) additional testing on the Real Property.  Buyer shall send to Seller results of Buyer’s Consultant’s initial testing and follow-up testing (if any) within twenty-four (24) hours of its receipt thereof and Seller shall send to Buyer results of Seller’s Consultant’s testing (if any) within twenty-four (24) hours of its receipt thereof.  Seller’s consent to the performance of the Work and re-testing procedures described herein is subject to the following terms and conditions:

(i)                       The Work shall be conducted in a manner that will minimize any disturbance to tenants under any leases and will not unreasonably interfere with the use of the Property by Seller, or damage the Property in any respect.  With respect to any Work performed or occurring within the Building, such Work must be performed after 9:30pm PST and before 8:30am PST and Buyer’s Consultant (and any subcontractors, agents and representatives) shall not access or be present within the Building other than during the foregoing hours.  The Work shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations.  Following each entry by Buyer with respect to the Work on the Real Property, Buyer shall, at its sole expense, restore the Property to its original condition as existed prior to any such Work in accordance with the time frames described above so as to minimize any disruption or condition to Seller’s customers and potential customers during normal business hours.  Seller shall reasonably cooperate with Buyer in its performance of the Work but shall not be obligated to incur any liability or expense in connection therewith.

(ii)                    Buyer shall not contact any tenant under any lease without obtaining Seller’s prior written consent and shall not disrupt Seller’s, or any tenant or invitee’s activities at the Property.

(iii)                 Buyer agrees that prior to Buyer or Buyer’s Consultant (or Buyer’s Consultant’s subcontractors) entering the Property to conduct the Work, Buyer shall obtain and maintain, or shall cause each of its consultants, contractors and agents to maintain (and shall deliver evidence satisfactory to Seller thereof), at no cost or expense to Seller, commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of Two Million Dollars ($2,000,000) with a combined single limit for personal injury or property damage per occurrence, such policies to name Seller, its directors, officers, members, employees and others as designated by Seller, as additional insured parties, which insurance shall provide coverage against any claim for personal injury or property damage caused by Buyer or its consultants, contractors or agents in connection with the Work, and worker’s compensation insurance in such form and in minimum amounts as are required under state law.  Buyer waives all rights against Seller and its consultants, contractors or agents, for damages or other causes of loss to the extent covered (or coverable) by the property insurance obtained (or required to be obtained hereunder whether or not such property insurance is actually obtained) pursuant to this Section 1.9(a)(iii) or other property insurance applicable to the Workplan.  Buyer shall require of its consultants, contractors or agents, if any, and the sub-consultants, sub-contractors, or agents of any of them, by appropriate agreements, written where legally required for validity, similar waivers each in favor of other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise.

(iv)                Buyer shall keep the Property free from all liens and encumbrances arising from or in connection with the Work done or performed by Buyer or its consultants, contractors or agents (“Buyer Parties”) or otherwise caused by Buyer or Buyer Parties and shall protect, indemnify, defend and hold Seller harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees), damages or injuries arising out of or resulting from the inspection of the Property by Buyer or Buyer Parties (except to the extent arising from the mere discovery of existing conditions), except to the extent resulting from the gross negligence or willful misconduct of Seller, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend, protect and hold harmless Seller for such purpose shall survive Closing or any termination of the Agreement.

(v)                   In connection with the Work, (i) Buyer and Buyer’s Consultant shall be responsible for safety and security of Buyer’s Consultant’s employees, contractors and agents, and all tenants and their invitees at the Property and any portion of the Real Property upon which the Work is being performed, (ii) Buyer’s Consultant shall take all necessary safety precautions to furnish and install all safeguards reasonably necessary for the prevention of accidents, to provide and maintain a safe work site for the protection of persons and property, to keep the portion of the Real Property upon which the Work is being performed free from materials and debris, and to otherwise fully comply with all laws, rules and regulations, including those pertaining to health, safety and accident prevention.  Buyer’s Consultant shall comply with Seller’s safety rules and requirements in place for the Property at the time the Work is being performed, to the extent that such rules and requirements have been disclosed to Buyer’s Consultant in writing prior to commencement of the Work.

(vi)                Buyer shall ensure that Buyer’s Consultant closes or removes any borings or collection or monitoring wells that it creates in compliance with applicable law and that all soil that is used as fill or replacement material for any soil that is removed due to the Work shall be compatible with the soil type and landscaping material generally found at the Property and shall be clean fill, free of debris, contaminants, pollutants or hazardous substances of any kind or in any amount.  The Work shall be conducted or supervised by professionals with appropriate experience relative to the particular activity being conducted at the Real Property.

(vii)             Buyer and Buyer’s Consultant acknowledge that the position of pole lines, conduits, water mains, sewers, and other underground and aboveground utilities and structures is not necessarily shown on existing site plans or drawings, and, where shown, the accuracy of the position of such utilities and structures is not guaranteed.  Before starting Work, Buyer’s Consultant shall inform itself of the exact location of all such utilities and structures, and shall assume all liability for damage to them caused by the Work.

(viii)          Buyer shall provide Seller with a copy of all third party reports, data, tables, and other documents relating to the Work (excluding internal memoranda and correspondence relating to the Work, and attorney-client work product or privileged information) and Buyer and Buyer’s Consultant shall keep all such information, data, tables and other documents confidential, except as required by law.  No person or party, including Buyer and Buyer’s Consultant, in possession of such information shall report or disclose the results or findings derived from the Work to any other third person or party, including without limitation any government agency or entity, unless (a) such person or party in possession of such information is compelled to make such disclosure by law and in that case only after providing advance written notice to Seller or (b) such disclosure is to prospective purchasers from, or lenders to, Buyer after Closing.  If the Closing does not occur, Buyer hereby assigns any and all of Buyer’s right, title and interest in any reports, data, tables and other documents related to the Work.

(x)                     Nothing in this Amendment is intended to be, nor shall it be construed as, an admission of liability by Seller for the conditions existing at, under or from the Property.

In the event the Work and any Second Tests are not completed in accordance with this Section 1.9 on or before 6:00 p.m. (local time at the Property) on the Condition Date, either party may, by written notice to the other, terminate the Agreement, whereupon the Deposit shall be returned to Buyer, and all other rights and obligations of each party under the Agreement shall be at an end except those that expressly survive any termination.

(b)                   Defective Condition.  If the Work or any of the retesting to be conducted pursuant to subparagraph 1.9(a) above reveals the presence of any constituent above a Threshold, whether or not in violation of any applicable law, ordinance, code, regulation or decree of any governmental authority having jurisdiction over the Property (a “Defective Condition”) and Buyer does not terminate the Agreement to the extent permitted under this Section 1.9, then Buyer (1) will be deemed to have waived the Defective Condition, and (2) shall release and forever discharge Seller and Seller Related Parties from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of the Agreement or Closing, which Buyer has or may have in the future, arising out of the Defective Condition, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under environmental laws.  The provisions of this section shall survive the closing.

The waivers and releases set forth in the immediately preceding paragraph include claims of which Buyer is presently unaware or which Buyer does not presently suspect to exist which, if known by Buyer, would materially affect Buyer’s waiver or release of Seller and the other parties referenced in this Section.  Buyer specifically waives the provision of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

INITIALS: Buyer	/s/ RM

2.                                       Miscellaneous.

2.1                                 Incorporation; Full Force and Effect.  The Original Purchase Agreement, as modified by this Amendment is incorporated herein in its entirety, by this reference.  Other than as set forth herein, the Agreement shall remain unmodified and in full force and effect.  The Agreement, including the Exhibits and Schedules thereto, and this Amendment, including the Exhibits and Schedules hereto, contain the entire agreement between the parties pertaining to the subject matter hereof and together fully supersede all prior written or oral agreements and understandings between the parties pertaining to such subject matter. All references to the Agreement, in the Agreement or in any other document, shall mean the Agreement, as amended by this Amendment.

2.2                                 Captions.  The section and other headings contained in this Amendment are for reference purposes only and shall not affect the meaning or interpretation hereof.

2.3                                 Counterparts.  This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

2.4                                 Conflict.  To the extent of any conflict between the Agreement and this Amendment with respect to the matters addressed herein, the terms and conditions of this Amendment shall govern and control.

IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Amendment as of the date and year set forth above.

BUYER:		SELLER:

NAUTILUS GROUP, INC.,		M2 MARKETPLACE, INC.,
a California corporation		a Delaware corporation

By:	/s/ Randall Miller	By:	/s/ Dan DeVries
Name:	Randall Miller	Name:	Dan DeVries
Title:	President	Title:	President

EXHIBIT A-1

Base Workplan

(See Attached)

Proposal No. LP-2012-168
June 15, 2012

VIA EMAIL

Mr. Randy Miller
Nautilus Group

2201 Dwight Way
Berkeley, CA 94704

Subject:                                                     PROPOSAL FOR SOIL VAPOR AND GEOPHYSICAL SURVEYS
AND LIMITED SOIL SAMPLING AND ANALYSIS — REVISED 6/15/12
1501 THROUGH 1515 WILSHIRE BOULEVARD
AND 1137 THROUGH 1147 15TH STREET
SANTA MONICA, CALIFORNIA

Dear Mr. Miller:

In accordance with your request, Geocon West. Inc. presents this proposal to perform soil vapor and geophysical surveys and limited soil sampling and analysis at the above-referenced property (the Site).

PURPOSE

As you are aware, we have completed a Phase I Environmental Site Assessment (ESA) of the Site. Results of the Phase I ESA are documented in our report dated May 18, 2012. Findings indicated that dry cleaners, a gasoline station, and a fire department station were previously on the Site and that an incinerator is at the Site. The Phase I ESA identified the following recognized environmental conditions (RECs):

•                       The potential that on-site soil has been impacted by waste dry-cleaning liquids (e.g., perchloroethylene, aka tetrachloroethylene) or other volatile commercial cleaning products due to on-site disposal, spillage, and/or leakage during former dry cleaning activities (if any) and/or petroleum products due to storage-container or dispenser leakage/spillage associated with former on-site service station or fire department activities (if any).

•                       The potential that underground storage tanks (USTs) and appurtenances associated with the former service or fire station are at the Site.

•                       The potential that soil in an unpaved area immediately adjacent to the incinerator has been impacted by metals and/or other chemicals of potential concern (COPCs) due to use of the incinerator.

You requested this proposal to perform additional investigation in order to address the subject RECs. It is our understanding that the completion of the soil vapor and geophysical surveys and limited soil sampling and analysis is part of the “due diligence” process prior to purchasing the Site.

3303 N. San Fernando Blvd., Suite 100 • Burbank, CA 91504 • Telephone (818) 841-8388 • Fax (818) 841-1704

PROPOSED SCOPE OF SERVICES

We prepared this proposal to provide a scope of services, estimated cost, and anticipated schedule to provide preliminary information regarding potential impacts to site soil and the presence of USTs. Our proposed scope of services does not provide for a complete, comprehensive characterization of the Site with respect to the RECs that were identified or all potential COPCs. Information obtained from our proposed investigation should be used for due diligence screening to assess the need for potential additional investigation.

Our proposed scope of services will be accomplished under the following three tasks:

Task 1: Pre-field Activities

•                       Retain the services of Optimal Technology (http://www.optimaltechnology.com) to install soil vapor probes and provide a mobile laboratory to analyze soil vapor samples in order evaluate the impact to site soil at selected areas due to volatile organic compounds (VOCs), if any.

•                       Retain the services of Spectrum Geophysics (http://www.spectrum-geophysics.com) to perform a geophysical survey of selected areas to identify the location of detectable USTs, if any.

•                       Retain the services of Advanced Technology Laboratories (ATL) (http://www.atlglobal.com) to perform chemical analyses of soil samples obtained from the unpaved area adjacent to the incinerator.

•                       Contact the local public utilities via Underground Service Alert (USA) to determine subsurface public utilities and conduits in proximity to the proposed boring locations.

•                       Coordination with the Site owners and subcontactors regarding field work.

Task 2: Field Activities and Analytical Testing

Activities associated with the soil vapor and geophysical surveys and soil sampling adjacent to the incinerator are summarized below:

Soil Vapor Survey: Under supervision of on-site Geocon personnel, the soil vapor survey will be performed by Optimal Technology in general accordance with the State of California Department of Toxic Substances Control (DTSC) guidelines. The following summarizes proposed activities:

•                       Collect one soil vapor sample from each of 12 soil vapor probes installed using hydraulic hand tools. Soil vapor probe locations will be selected to provide information regarding soil conditions at areas likely associated with former dry cleaners and service and fire stations. Approximate sample locations are indicated on the enclosed Figure 1 (“Approximate Sampling Locations”). It is our understanding that work inside the MacMall Retail Store must be completed before the store opens at 9 A.M.

•                       The probes will be advanced and samples will be collected at a depth of approximately five feet, depending on site conditions.

•                       The samples (plus purge test and duplicate samples) will be tested with an on-site mobile laboratory for VOCs in accordance with modified EPA Test Method 8260B.

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•                       The probes will be removed and the boreholes will be backfilled with bentonite and pavement will be patched. For sample locations inside the MacMall Retail Store, an approximately 6- by 6-inch area of floor tile or carpet will be removed to access the building foundation. Following backfill of the boreholes, restoration of the floor-covering (i.e., patching) will be the responsibility of the building owner.

Geophysical Survey: Under supervision of on-site Geocon personnel, Spectrum Geophysics will employ high sensitivity metal detection, shallow focus terrain conductivity, ground penetrating radar, and electromagnetic utility-locating methods, as appropriate. The areas of investigation will include the on-site “courtyard” and parking areas. It should be noted that the geophysical survey cannot assess areas of the Site beneath structures or parked vehicles.

Soil Sampling Adjacent to the Incinerator: Soil sampling will be performed by Geocon personnel. The following summarizes proposed activities:

•                       One hand-auger boring will be advanced to a depth of approximately five feet in the unpaved area adjacent to the incinerator.

•                       Three soil samples will be obtained as follows: (1) from ground surface to a depth of approximately six inches, (2) from a depth of approximately 2.5 to 3 feet, and (3) from a depth of approximately 4.5 to 5 feet. The samples will be collected in new laboratory-provided sample containers and stored in an ice chest appropriately chilled for transportation to the laboratory.

•                       The soil samples will be submitted to ATL for analysis of Title 22 metals and polyaromatic hydrocarbons (PAHs) by EPA Test Methods 6010B and 8310, respectively. The samples will be analyzed on a standard 10-day turn-around-time.

Task 3: Data Analysis and Report Preparation

Following completion of field activities and the receipt/review of analytical and geophysical data, we will prepare a report summarizing the field activities performed, results of the investigations, and our evaluation of the data and the need for additional investigation or no further action. The report will include the following:

•                       Scope of services performed

•                       Observations during the field activities

•                       Summary of analytical and geophysical survey results

•                       Figures showing sample locations and data interpretations, as appropriate

•                       Laboratory analytical and geophysical survey reports

ANTICPATED SCHEDULE

It is anticipated that our report will be completed within approximately six weeks of your authorization to proceed. We anticipate that field work will commence within approximately two weeks of receiving authorization to proceed but that will depend on the availability of our subcontractors. It is anticipated that field work will require one day. Our report will be completed within approximately two weeks following receipt of analytical and geophysical reports.

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PROPOSED FEE

We propose to perform the scope of services outlined herein for an estimated fee as described in the schedule attached to this proposal.

Our services will be provided in accordance with the enclosed 2010 Schedule of Fees. If unanticipated field conditions are encountered that require a significant modification to our proposed scope of services and/or require an increase in the estimated fee, we will not proceed with the modified scope or increased amount without obtaining your authorization.

It is mutually agreed between Nautilus Group and Geocon that all services afforded and work performed by Geocon are provided pursuant to Civil Code Section 2782. et. seq., and such agreement is expressly integrated into and made a part of any and all contracts or agreements entered into between the parties.

Our proposed fee is valid for a period of 90 days from the date of this proposal. Our fee includes the submittal of two PDF copies of our report on CDs. Drafts or additional copies may be requested for an additional administrative fee.

We have prepared this proposal with the understanding that this is not a prevailing wage project. If the Nautilus Group should conclude that this is a prevailing wage project, please so advise us in writing prior to commencement of proposed activities. If failure to so advise Geocon results in the imposition of fines, penalties, claims or damages against Geocon. Nautilus Group agrees to reimburse Geocon for all costs and expenses.

We request that available site plans be provided to us prior to field work that will show the locations of all underground utility lines and structures as well as the location of any sensitive natural habitats and/or archaeological sites. We will not be responsible for damage to any such lines, structures, vegetation, or archaeological sites that are not shown accurately on plans provided to us.

EXECUTION OF CONTRACT

Geocon proposes to provide the services described herein on a Time and Materials basis in accordance with the previously negotiated and executed Terms and Conditions for Performance of Services (“TCPS”), dated April 25, 2012, and enclosed 2010 Schedule of Fees. However, other than as set forth herein, all of the terms and conditions of the TCPS and all exhibits attached thereto shall remain in full force and effect. Except to the extent specifically set forth herein, this Acknowledgment specifically incorporates by this reference all the

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terms and conditions of the TCPS and all exhibits attached thereto as though set forth in full herein. To the extent of any inconsistency between this Acknowledgment and the TCPS, this Acknowledgment shall control.

Per the TCPS, invoices will be submitted at four-week intervals and will be itemized to reflect only the actual time and costs incurred. Costs for outside services and materials including, but not limited to, equipment rental, laboratory testing, and incidental materials, will be invoiced at cost plus 15%, as stipulated in the TCPS.

Please return one wet-signed copy of this acknowledgement letter to our office. The signed acknowledgement letter will serve as authorization to proceed.

Please let us know if you have questions or require additional information or services.

Sincerely,

GEOCON WEST, INC.

ACKNOWLEDGEMENT

CLIENT:

Authorized By:
Russell Anthony, PG, REA II
Senior Geologist	Print Name:

Title:

Date:

(1)                             Addressee

Enclosures:                                  Figure 1: Approximate Sampling Locations
Schedule of Fees 2010

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Apartment Building
Apartment Buildings
Apartment Buildings
Parking Lot
Dwelling and Garage
= Soil Vapor Survey Point
= Incinerator Hand-auger Boring
15TH STREET
Parking Lot
Parking Lot
Incinerator
Parking
Restaurant
urtyard
Store Building
Store Building
Vacant Commercial Building (former restaurant)
PARCEL 2 MacMall Retail Store
PARCEL 1 The Mattress Store
WILSHIRE BOULEVARD
Bank
Hospital
N
0
50
Scale in Feet

APPROXIMATE SAMPLING LOCATIONS

GEOCON
WEST, INC.
3303 N. SAN FERNANDO BLVD. – SUITE 100 – BURBANK, CA. 91504
PHONE 818 841-8388 – FAX 818 841-1704

Santa Monica, California

LP-2012-168	May 2012	Figure 1

TERMS AND CONDITIONS

1.              Listed are typical charges for the services most frequently performed by Geocon. Prices for unlisted services as well as special quotations for programs involving volume work will be provided upon request. Laboratory test prices shown are for laboratory work only, and include reporting of routine results not calling for comments, recommendations or conclusions.

2.              All sampling and testing is conducted in substantial conformance with the latest applicable or designated specifications of the American Society for Testing and Materials, Caltrans, American Association of State Highway Officials, or other pertinent agencies.

3.              Saturday and overtime hours are charged at time and one-half, Sundays and holidays at double time. Per diem is $125.00 per day when location of work dictates.

4.              Field tests and instrumentation installation such as plate bearing, pile load, vane shear, piecometer, slope inclinometer, and other special tests will be charged at applicable hourly rates. Equipment and materials will be billed at cost plus 15%. Outside services including subcontractors and rental of special equipment are billed at cost plus 15%. Hourly services are billed portal to portal from closest office in accordance with the stated hourly rates herein, with a minimum two-hour charge.

5.              A surcharge of $25.00 per hour will be added to the Professional Services classifications indicated with an asterisk (*) on the Schedule of Fees in order to comply with the prevailing wage requirements of California Labor Code $720, et. seq.

6.              Invoices will be submitted at four-week intervals. Terms of payment are net upon presentation of invoice. Invoices become delinquent thirty (30) days from invoice date and subject to one and one-half percent (I-1/2%) service charge per month, or the maximum rate allowed by law, whichever is lower. If Client objects to all or any portion of any invoice. Client will so notify Geocon in writing within fourteen (14) calendar days of the invoice date, identify the cause of disagreement, and pay that portion of the invoice not in dispute. The parties will immediately make every effort to settle the disputed portion of the invoice. Payment on delinquent invoices will first be applied to accrued interest and then to the principal amount. All time spent and expenses incurred (including any attorney’s fees and costs) in connection with collection of any delinquent amount will be paid by Client to Geocon per Geocon’s current fee schedule.

7.              Many risks potentially affect Geocon by virtue of entering into this agreement to perform professional engineering services on behalf of Client. The principal risk is the potential for human error by Geocon. For Client to obtain the benefit of a fee which includes a nominal allowance for dealing with our liability, Client agrees to limit our liability to Client and to all other parties for claims arising out of our performance of the services described in the agreement. The aggregate liability of Geocon will not exceed $100,000 for negligent professional acts, errors, or omissions, including attorney’s fees and costs which may be awarded to the prevailing party, and Client agrees to indemnify and hold harmless Geocon from and against all liabilities in excess of the monetary limit established above.

2

Exhibit A-2

Screening Levels

(See Attached)

TABLE 1
LIST OF SCREENING LEVELS

1501 THROUGH 1515 WILSHIRE BOULEVARD
AND 1137 THROUGH 1147 15TH STREET
SANTA MONICA, CALIFORNIA

GEOCON PROPOSAL NO. LP-2012-168
MAY 28, 2012

Volatile Organic Compounds (VOCs)

Shallow Soil Gas (µg/m3)
Analyte	Commercial/ Industrial Land Use	Sources
Acetone	— 3.83E+07	EPA RSL ENVIRON[1]
2-Butanone (aka MEK)	— 6.31E+06	EPA RSL ENVIRON[1]
Benzene	— 1.22E+02	EPA RSL Cal/EPA CHHSL
Carbon tetrachloride	— 8.46E+01	EPA RSL Cal/EPA CHHSL
Chlorobenzene	— 1.27E+06	EPA RSL ENVIRON[1]
Chloroethane	— 3.63E+07	EPA RSL ENVIRON[1]
Cyclohexane	— 7.60E+06	EPA RSL ENVIRON[1]
Dichlorodifluoromethane	— 1.28E+05	EPA RSL ENVIRON[1]
1,1-Dichloroethane	— 2.22E+03	EPA RSL ENVIRON[1]
1,2-Dichloroethane	— 1.67E+02	EPA RSL Cal/EPA CHHSL
1,1-Dichloroethene	— 8.79E+04	EPA RSL ENVIRON[1]
cis-1,2-Dichloroethene	— 4.44E+04	EPA RSL Cal/EPA CHHSL
trans-1,2-Dichloroethene	— 8.87E+04	EPA RSL Cal/EPA CHHSL
Ethylbenzene	— 1.40E+03	EPA RSL Cal/EPA CHHSL
Methylene chloride	— 3.49E+03	EPA RSL ENVIRON[1]
4-Methyl-2-Pentanone	— 3.81E+06	EPA RSL ENVIRON[1]
1,1,1,2-Tetrachloroethane	— 4.82E+02	EPA RSL ENVIRON[1]
1,1,2,2-Tetrachloroethane	— 6.15E+01	EPA RSL ENVIRON[1]

1

Shallow Soil Gas (µg/m3)
Analyte	Commercial/ Industrial Land Use	Sources
Tetrachloroethene (aka PCE)	—	EPA RSL
	6.03E+02	Cal/EPA CHHSL
Toluene	—	EPA RSL
	3.78E+05	Cal/EPA CHHSL
1,1,1-Trichloroethane	—	EPA RSL
	2.79E+06	Cal/EPA CHHSL
1,1,2-Trichloroethane	—	EPA RSL
	2.21E+02	ENVIRON[1]
Trichloroethene (aka TCE)	—	EPA RSL
	1.77E+03	Cal/EPA CHHSL
TCE updated toxicity values	8.64E+02	ENVIRON[2]
Trichlorofluoromethane	—	EPA RSL
	8.80E+05	ENVIRON[1]
1,1,2-Trichloro-1,2,2-trifluoroethane (aka Freon 113)	—	EPA RSL
	3.80E+07	ENVIRON[1]
Vinyl chloride	—	EPA RSL
	4.48E+01	Cal/EPA CHHSL
m-Xylenes	—	EPA RSL
	8.87E+05	Cal/EPA CHHSL
p-Xylenes	—	EPA RSL
	8.87E+05	Cal/EPA CHHSL
o-Xylenes	—	EPA RSL
	8.87E+05	Cal/EPA CHHSL

Notes:

µg/m3 = microgram per cubic meter — = No data available

EPA RSL = U.S. Environmental Protection Agency Regional Screening Levels (EPA, 2012. “Regional Screening Levels (RSL) Summary Table April 2012.”

Cal/EPA CHHSL = California EPA — California Human Health Screening Levels (Cal/EPA, 2005.”Use of California Human Health Screening Levels [CHHSLs] in Evaluation of Contaminated Properties” January 2005). Updated Table Sept. 23, 2010.

ENVIRON1 = ENVIRON developed screening levels using the same methodology used by Cal/EPA to derive CHHSLs (2005). ENVIRON-derived screening levels indicated in Bold.

ENVIRON2 = ENVIRON developed screening levels for TCE using the same methodology used by Cal/EPA to derive CHHSLs (2005) and updated toxicity values from USEPA.

2

TABLE 2
LIST OF SCREENING LEVELS

1501 THROUGH 1515 WILSHIRE BOULEVARD
AND 1137 THROUGH 1147 15TH STREET
SANTA MONICA, CALIFORNIA

GEOCON PROPOSAL NO. LP-2012-168
MAY 28, 2012

Polyaromatic Hydrocarbons (PAHs)

Soil
(mg/kg)
Commercial/
Industrial
Analyte	Land Use	Sources
Acenaphthene	3.3E+04	EPA RSL
	—	Cal/EPA CHHSL
Acenaphthylene	1.7E+04	ENVIRON[1]
	—	Cal/EPA CHHSL
Anthracene	1.7E+05	EPA RSL
	—	Cal/EPA CHHSL
Benzo[a]anthracene	2.1E+00	EPA RSL
	—	Cal/EPA CHHSL
Benzo[b]fluoranthene	2.1E+00	EPA RSL
	—	Cal/EPA CHHSL
Benzo[k]fluoranthene	2.1E+00	EPA RSL
	—	Cal/EPA CHHSL
Benzo[a]pyrene	2.1E-01	EPA RSL
	1.3E-01	Cal/EPA CHHSL
Benzo[g,h,i]perylene	1.7E+04	ENVIRON[1]
	—	Cal/EPA CHHSL
Chrysene	2.1E+02	EPA RSL
	—	Cal/EPA CHHSL
Dibenzo[a,h]anthracene	2.1E-01	EPA RSL
	—	Cal/EPA CHHSL
Fluoranthene	2.2E+04	EPA RSL
	—	Cal/EPA CHHSL
Fluorene	2.2E+04	EPA RSL
	—	Cal/EPA CHHSL
Indeno[1 ,2,3-cd]pyrene	2.1E+00	EPA RSL
	—	Cal/EPA CHHSL
Naphthalene	1.8E+01	EPA RSL
	—	Cal/EPA CHHSL
Phenanthrene	1.7E+04	ENVIRON[1]
	—	Cal/EPA CHHSL
Pyrene	1.7E+04	EPA RSL
	—	Cal/EPA CHHSL

1

Title 22 Metals

Soil
(mg/kg)
Commercial/
Industrial
Analyte	Land Use	Sources
Antimony	4.1E+02	EPA RSL
	3.8E+02	Cal/EPA CHHSL
Arsenic	1.6E+00	EPA RSL
	2.4E-01	Cal/EPA CHHSL
Barium	1.9E+05	EPA RSL
	6.3E+04	Cal/EPA CHHSL
Beryllium	2.0E+03	EPA RSL
	1.9E+02	Cal/EPA CHHSL[1]
Cadmium	8.0E+02	EPA RSL
	7.5E+00	Cal/EPA CHHSL
Chromium III	1.5E+06	EPA RSL
	1.0E+05	Cal/EPA CHHSL
Cobalt	3.0E+02	EPA RSL
	3.2E+03	Cal/EPA CHHSL
Copper	4.1E+04	EPA RSL
	3.8E+04	Cal/EPA CHHSL
Lead	8.0E+02	EPA RSL
	3.2E+02	Cal/EPA CHHSL[2]
Mercury	4.3E+01	EPA RSL
	1.8E+02	Cal/EPA CHHSL
Molybdenum	5.1E+03	EPA RSL
	4.8E+03	Cal/EPA CHHSL
Nickel	2.0E+04	EPA RSL
	1.6E+04	Cal/EPA CHHSL
Selenium	5.1E+03	EPA RSL
	4.8E+03	Cal/EPA CHHSL
Silver	5.1E+03	EPA RSL
	4.8E+03	Cal/EPA CHHSL
Thallium	1.0E+01	EPA RSL
	6.3E+01	Cal/EPA CHHSL
Vanadium	5.2E+03	EPA RSL
	6.7E+03	Cal/EPA CHHSL
Zinc	3.1E+05	EPA RSL
	1.0E+05	Cal/EPA CHHSL

2

Notes:

mg/kg = milligram per kilogram — = No data available

EPA RSL = U.S. Environmental Protection Agency Regional Screening Levels (EPA, 2012. “Regional Screening Levels (RSL) Summary Table April 2012”

Cal/EPA CHHSL = California EPA — California Human Health Screening Levels (Cal/EPA, 2005.”Use of California Human Health Screening Levels [CHHSLs] in Evaluation of Contaminated Properties” January 2005).

Cal/EPA CHHSL1 = California EPA — Revised California Human Health Screening Levels for Beryllium, March 2009.

Cal/EPA CHHSL2 = California EPA — Revised California Human Health Screening Levels for Lead, September 2009.

ENVIRON1 = Based on structure-activity considerations, the commercial/industrial soil RSL for pyrene is used as a surrogate screening level for this PAH.

3